Exhibit 10.1

FIFTH AMENDMENT TO SUPPLY AGREEMENT

This Fifth Amendment to the Supply Agreement (the “Fifth Amendment”) is entered into the 22nd day of June, 2010, by and between Rite Aid Corporation (“Rite Aid”) and McKesson Corporation (“McKesson”).

INTRODUCTION

Pursuant to the terms of the Supply Agreement dated December 22, 2003 (the “Rite Aid Agreement”) as amended by the First Amendment to Supply Agreement dated December 8, 2007 (the “First Amendment”), the Second Amendment to the Supply Agreement dated November 7, 2008 (the “Second Amendment”), the Third Amendment to the Supply Agreement dated February 1, 2009 (the “Third Amendment”), the Fourth Amendment to the Supply Agreement dated December 11, 2009 (the “Fourth Amendment”) (collectively referred to herein as the “Agreement”), McKesson and Rite Aid entered into an agreement to establish a program for McKesson’s supply of pharmaceuticals and OTC products to Rite Aid.

AGREEMENT

For good and valuable consideration, the receipt and sufficiency of which is acknowledged, McKesson and Rite Aid agree as follows:

1.                                      Section 2.1(c)vii of the Agreement is deleted in its entirety.

2.                                      The third sentence of Section 3.2 of the Agreement is deleted in its entirety and replaced with the following:

For the quarterly period commencing April 1, 2004, and every quarter thereafter, the Cost of Goods will be subject to quarterly review and adjustment, if necessary, to reflect Rite Aid’s actual chainwide average Product purchases Per Location/Month in the preceding quarter.

3.                                      Section 3.5 of the Agreement is deleted in its entirety.

4.                                      Section 9.9 of the Agreement is deleted in its entirety and replaced with the following:

Own Use. Rite Aid agrees that all Warehouse Repackaged Merchandise is and will be purchased for Rite Aid’s or its affiliates’ own use only.

5.                                      This Fifth Amendment shall only become effective upon termination of the current relationship between Rite Aid and drugstore.com, which is anticipated to occur upon the close of the sale of the assets of drugstore.com to BioScrip, Inc. (“Rite Aid/drugstore.com Relationship Termination Date”). Rite Aid shall provide immediate written notice to McKesson of the occurrence of the Rite Aid/drugstore.com Relationship Termination Date as evidenced by and based upon termination of its relationship with drugstore.com as discussed above.

6.                                      Except as amended above, the Agreement remains unchanged and in full force and effect. Capitalized terms used in this Fifth Amendment and not otherwise defined herein shall have the meaning given to them in the Agreement.

7.                                      This Fifth Amendment may be executed in counterparts, all of which taken together shall constitute an original.

8.                                      This Fifth Amendment, together with the Agreement, as amended, embodies the entire agreement between the parties with regard to the subject matter hereof and supersedes all prior agreements, understandings, and representations with the exception of any promissory note, security agreement, or other credit or financial document(s) executed by Rite Aid or between Rite Aid and McKesson.

IN WITNESS WHEREOF, the parties have caused this Fifth Amendment to be duly executed as of the date written below. The persons signing this Fifth Amendment warrant that they are duly authorized to sign for and on behalf of their respective parties. This Fifth Amendment shall be deemed accepted by McKesson only on its execution by a duly authorized representative of McKesson.

RITE AID CORPORATION		McKESSON CORPORATION

By:	/s/ Robert I. Thompson	By:	/s/ Paul C. Julian

Name:	Robert I. Thompson	Name:	Paul C. Julian

Title:	EVP, Pharmacy	Title:	Executive Vice President, Group President

Date:	June 22, 2010	Date:	8/30/10